     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1997


                                                      REGISTRATION NO. 333-31087

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            FRUIT OF THE LOOM, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                36-3361804
                 (State of Incorporation)                           (I.R.S. Employer Identification No.)

    5000 SEARS TOWER, 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606, (312)
                                    876-1724
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                LARRY K. SWITZER
                        SENIOR EXECUTIVE VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER
    5000 SEARS TOWER, 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606, (312)
                                    876-1724
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                               HOWARD S. LANZNAR
                                  MARK D. WOOD
                             KATTEN MUCHIN & ZAVIS
  525 WEST MONROE STREET, SUITE 1600, CHICAGO, ILLINOIS 60661, (312) 902-5200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                            [FRUIT OF THE LOOM LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                              CLASS A COMMON STOCK

     Fruit of the Loom, Inc. (the "Company") may from time to time offer (i) debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, in one or more series, (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), in one or more series, or
(iii) shares of Class A common stock, par value $.01 per share (including preferred stock purchase rights) ("Class A Common Stock" and, collectively with the Debt Securities and Preferred Stock, being hereinafter referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $850,000,000, at prices and on terms to be determined at or prior to the time of the sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms of the offering of such Securities and the initial price and the net proceeds to the Company from their sale. Without limiting the foregoing, the Prospectus Supplement will set forth the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, nature and terms of any security, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the trustee, additional covenants or events of default, tax consequences, and the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, dividend rate (or method of calculation thereof), dates on which dividends, if any, shall be payable and from which dividends shall accrue, voting rights, if any, any redemption or sinking fund provisions, and any conversion or exchange rights; and (iii) in the case of Class A Common Stock, the number of shares.

     The Class A Common Stock is listed on the New York Stock Exchange under the symbol "FTL." Any Class A Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. The Company has not yet determined whether any of the Debt Securities or Preferred Stock offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

     The Company may sell the Securities directly, through agents, underwriters or dealers, as designated from time to time, or through a combination of any such methods. See "Plan of Distribution." If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the Prospectus Supplement.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


                 THE DATE OF THIS PROSPECTUS IS AUGUST 8, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. The Registration Statement, as well as such reports, proxy and information statements, and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Class A Common Stock is listed on the New York Stock Exchange, and reports and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain other securities of the Company are listed on the American Stock Exchange, and reports and other information concerning the Company may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Copies of reports, proxy and information statements and other information regarding registrants that file electronically (including the Company) are available on the Commission's Web Site at http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;


     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;


     (3) The description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 19, 1986 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purposes of updating such description; and

     (4) The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed on March 11, 1996 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purposes of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Fruit of the Loom, Inc., 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, Attention: Secretary (telephone (312) 876-1724).

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     This Prospectus contains, any Prospectus Supplement will contain, and the documents incorporated by reference herein contain or will contain certain statements which describe the Company's beliefs concerning future business conditions and the outlook for the Company, based on currently available information. Wherever possible, the Company has identified these "forward-looking" statements (as defined in Section 27A of the Securities Act) by words such as "anticipates," "believes," "estimates," "expects" and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following: financial strength of the retail industry (particularly the mass merchant channel), the level of consumer spending for apparel, the amount of sales of the Company's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, the Company's ability to develop new products, the Company's effective income tax rate, the Company's ability to successfully move labor-intensive segments of the manufacturing process offshore, the success of planned advertising, marketing and promotional campaigns and international activities, and the resolution of legal proceedings and other contingent liabilities. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

     The Company is a marketing oriented, vertically integrated international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. The Company is one of the largest domestic producers of men's, boys', women's and girls' underwear and of activewear for the imprinted market, selling products principally under the FRUIT OF THE LOOM(R), BVD(R), SCREEN STARS(R), BEST(TM), MUNSINGWEAR(R), WILSON(R), BOTANY 500(R) AND JOHN HENRY(R) brand names. The Company also manufacturers and markets sports licensed apparel bearing the names, tradenames and logos of the National Football League, the National Basketball Association, Major League Baseball and the National Hockey League, professional sports teams and many colleges and universities in the United States, as well as the likenesses of certain popular professional athletes, under the PRO PLAYER(R) and FANS GEAR(R) brands. Additionally, the Company manufactures and markets casualwear, jeanswear under the GITANO(R) brand name, and infants' and toddlers' apparel.

     The Company is a fully integrated manufacturer, performing most of its own spinning, knitting, cloth finishing, cutting, sewing and packaging. The Company has established manufacturing operations in Honduras, El Salvador and Jamaica, in addition to contracting with various third parties in Mexico and the Caribbean, to assemble fabrics which have been manufactured and cut either in the Company's U.S. operations or by external sources into finished goods for sale principally in the United States. Management believes that the Company is one of the lowest cost producers in each of the principal markets it serves. Management considers the Company's primary strengths to be its excellent brand recognition, cost-effective production, strong relationships with mass merchandisers and discount chains and its ability to effectively service its customer base. Management also believes that consumer awareness of the value and excellent quality at competitive prices of FRUIT OF THE LOOM products will benefit the Company in the current retail environment in which consumers are more value conscious.

     The Company extensively markets its activewear and, to a lesser extent, other products outside the United States, principally in Europe, Canada, Japan and Mexico. To serve these markets, the Company has manufacturing plants in Canada, the Republic of Ireland and Northern Ireland (United Kingdom), as well as manufacturing operations in Morocco where cut fabrics from the Republic of Ireland are sewn and returned to Europe for sale.

     The Company was incorporated in 1985 under the laws of the State of Delaware. Its principal executive offices are located at 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois, 60606, and its telephone number is (312) 876-1724. Unless the context indicated otherwise, references to the Company mean Fruit of the Loom, Inc. and its subsidiaries.

                                USE OF PROCEEDS

     The Company does not currently have specific plans for the use of the net proceeds from the sale of the Securities and currently anticipates that any such net proceeds would be used for general corporate purposes, including, but not limited to, working capital, capital expenditures, expansion of existing properties, development of new projects, prepayment of outstanding indebtedness, investments and acquisitions. When Securities are offered, the Prospectus Supplement related thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company and its consolidated subsidiaries for the periods indicated.


                                                 SIX MONTHS
                                                   ENDED                   YEAR ENDED DECEMBER 31,
                                                  JUNE 30,       --------------------------------------------
                                                    1997         1996      1995      1994      1993      1992
                                                 ----------      ----      ----      ----      ----      ----
Ratio of earnings to fixed charges(1)..........     2.2x         2.5x       *        2.2x      5.3x      4.4x
Ratio of earnings to combined fixed charges and
  preferred stock dividends(2).................     2.2x         2.5x       *        2.2x      5.3x      4.4x


-------------------------
 * Earnings were insufficient to cover fixed charges for the year ended December 31, 1995 by $247.2 million.


(1) The ratio of earnings to fixed charges is calculated by dividing (i) fixed charges plus pretax earnings from continuing operations by (ii) fixed charges. Fixed charges consist of interest expense, the interest component of rent expense, amortization of deferred financing costs and guarantor debt charges. Guarantor debt charges are the estimated interest related to the Company's evaluation of its exposure under its guarantee of debt incurred by Acme Boot Company, Inc., an affiliate of the Company. Approximately $0.6 million and $1.2 million of guarantor debt charges are included in fixed charges for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.


(2) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) fixed charges plus pretax earnings from continuing operations by (ii) fixed charges plus preferred stock dividends. The Company had no shares of preferred stock outstanding, and no dividends were declared or paid, during any of the periods indicated.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general obligations of the Company, and each series of Offered Debt Securities will constitute either senior debt securities or subordinated debt securities. In the case of senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture (the "Senior Indenture") to be executed by the Company and a trustee under the Senior Indenture to be named in the applicable Prospectus Supplement. In the case of subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the Company and a trustee under the Subordinated Indenture to be named in the applicable Prospectus Supplement. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures." The trustee under each Indenture (and any successor thereto under each Indenture) is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Copies of the proposed forms of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement, of which this Prospectus is a part.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The applicable Prospectus Supplement will set forth any limitations on the amount of other indebtedness or securities which may be issued by the Company.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount; (ii) the maturity date or dates; (iii) the interest rate or rates (which may be fixed or variable) per annum, if any, or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for determining interest payments, if any; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision;
(vi) whether such Offered Debt Securities will be secured or unsecured and, if secured, the nature and terms of the security, (vii) the terms for conversion or exchange, if any; (viii) the classification as Senior Debt Securities or Subordinated Debt Securities; (ix) in the case of Offered Debt Securities offered to foreign investors, whether such Offered Debt Securities will be issued in fully registered form or in bearer form or any combination thereof;
(x) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (xi) if other than U.S. dollars, the currency or currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium, if any, and interest, if any, thereon will be payable; (xii) whether, and the terms and conditions on which, the Company or a holder may elect that, or the other circumstances under which, payment of principal of, or premium, if any, or interest, if any, is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated;
(xiii) any Events of Default (as defined below) with respect to the Offered Debt Securities if not otherwise set forth under "Events of Default" below; (xiv) any additions to, or changes in, the covenants which apply to the Offered Debt Securities; (xv) a summary of the tax consequences to holders under United States laws of owning the Offered

Debt Securities, including the possible imposition of withholding taxes; (xvi) the securities exchange or market, if any, on which the Offered Debt Securities will be listed; and (xvii) any other specific terms of the Offered Debt Securities.

     Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount or bear no interest or interest at a rate which at the time of issuance is below market rates, or both.

     No service charge will be made to any holder for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium, if any, or interest, if any, on, any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     Events of Default. Unless otherwise provided in the Prospectus Supplement with respect to any series of Offered Debt Securities, the following are "Events of Default" under each Indenture with respect to each series of Debt Securities issued under such Indenture: (a) failure for 30 days to pay any interest on any Debt Security of such series when due; (b) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (c) failure for 60 days to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series; (d) failure for 90 days after written notice as provided in the Indenture to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Debt Securities other than such series); (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified in the Prospectus Supplement with respect to the Offered Debt Securities. If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of other Events of Default) may declare the principal amount and all accrued but unpaid interest of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of money has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other indebtedness of the Company.

     Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of a default in the payment of the principal of, or premium, if any, or interest, if any, on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the holders of the Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Debt Securities of such series.

     The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture). Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

     The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may, on behalf of the holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture), waive any past default under the applicable Indenture, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of such series (or of all outstanding Debt Securities under the applicable Indenture) or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. The holders of a majority in principal amount of the outstanding Debt Securities affected thereby may, on behalf of the holders of all such Debt Securities, waive compliance by the Company with certain restrictive provisions of the Indentures.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under each Indenture and as to any default in such performance.

     Modification of Indentures. The Company and the Trustee may, with the consent of the holders of a majority in principal amount of all series of outstanding Debt Securities under the Indenture affected thereby, enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of such Indenture or any supplemental indenture modifying the rights of holders of such series of Debt Securities; provided, however, that no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change the place or currency or currencies or currency unit or units of payments of principal of, or premium, if any, or interest, if any, on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose holders is required for execution of any such supplemental indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults.

     Each Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of(a) adding to the Company's covenants,
(b) adding additional Events of Default, (c) establishing the form or terms of Debt Securities or (d) curing ambiguities or inconsistencies in the applicable Indenture, any supplemental indenture or in the Debt Securities of any series, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders of the Debt Securities in any material respect.

     Consolidation, Merger and Sale of Assets. The Company may not consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, unless (a) the person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a corporation, partnership, limited liability company or trust organized under the laws of any United States jurisdiction, (b) the person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety assumes by supplemental indenture the Company's obligations in respect of the Debt Securities and under the Indentures, (c) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (d) certain other conditions are met. Upon compliance with these provisions by a successor person, the

Company will (except in the case of a lease) be relieved of its obligations under the Indentures and the Debt Securities.

     Other Covenants. The Prospectus Supplement relating to the Offered Debt Securities will describe other specific affirmative and negative covenants from which the Offered Debt Securities will benefit. The Company may covenant, among other things, to deliver to holders of the Offered Debt Securities reports filed by the Company pursuant to the Exchange Act and to execute additional instruments necessary to fulfill its obligations under the Indenture and the Offered Debt Securities. Each Indenture or indenture supplemental thereto may also impose restrictions on indebtedness, guarantees, issuance of preferred stock, liens, investments, acquisitions, dividend payments and/or transactions with affiliates. Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford holders of such Debt Securities special protection in the event of a highly leveraged transaction or change of control involving the Company.

     Discharge and Defeasance. The Company may satisfy and discharge its obligations under each Indenture, other than its obligation to pay the principal of, and premium, if any, and interest, if any, on, the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds an amount, in money or U.S. government obligations maturing as to principal and interest, sufficient to pay the principal of, and premium, if any, and interest, if any, on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity date of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if the Company (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. government obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and
(iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, and the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of, and premium, if any, and interest, if any, on, the Debt Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. government obligations so deposited with the Trustee, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

     Form, Exchange, Registration and Transfer. Each Debt Security will be represented by either a global security (a "Global Debt Security") registered in the name of The Depository Trust Company (the "Depositary") or a nominee of the Depositary (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security") or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth below, Book-Entry Debt Securities will not be issuable in certificated form.

     Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made to any holder for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Certificated Debt Securities will not be exchangeable for Book-Entry Debt Securities.

     The transfer of Certificated Debt Securities and the right to the principal of, and premium, if any, and interest, if any, on, such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of the old certificate to the new holder or the issuance by the Company or the Trustee of a new certificate to the new holder.

     Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

     Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depositary for the related Global Debt Security ("Participants") or persons that may hold interests through Participants. Upon deposit of a Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such Participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related Global Debt Security (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

     So long as the Depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Book-Entry Securities represented by a Global Debt Security to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depositary for the related Global Debt Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     The Company understands that, under existing industry practice, if the Company requests any action of holders, or an owner of a beneficial interest in a Global Debt Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the Participants on whose behalf it holds a Global Debt Security to give such notice or take such action, and Participants will authorize beneficial owners owning through such Participant to give such notice or take such action or will otherwise act upon the instructions of beneficial owners owning through them. The Indentures provide that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depositary with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indentures.

     Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Debt Securities will be made by the Trustee to the Depositary or its nominee, as the case may be, as the registered holder of the related Global Debt Security. Under the terms of the Indentures, the Company and the Trustee may treat the persons in whose names the Offered Debt Securities, including the Global Debt Security, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee or any other agent of the Company or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interest in, such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary, upon receipt of any payment of principal of, or premium, if any, or interest, if any, on, a Global Debt Security, will immediately credit Participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such Participant as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in Book-Entry Debt Securities held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

     If (i) the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, (ii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Certificated Debt Securities under an Indenture or (iii) there shall be an Event of Default with respect to the Debt Securities represented by the Global Debt Security, then, upon surrender by the Depositary of the Global Debt Security, Certificated Debt Securities will be issued to each person that the Depositary identifies as the beneficial owner of the Book-Entry Debt Securities represented by the Global Debt Security.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or any person that may hold interests through a Participant in identifying the beneficial owners of the Book-Entry Debt Securities, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Book-Entry Debt Securities to be issued).

     The foregoing information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company takes no responsibility for the accuracy of such information or the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

     Each Indenture requires that payments in respect to the Book-Entry Debt Securities represented by a Global Debt Security (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Offered Debt Securities represented by Certificated Debt Securities, the Company will make all payments of principal, premium, if any, and interest, if any, by mailing a check to each such holder's registered address.

     Meetings. The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of any series, in any such case upon proper notice. Except for any consent that must be given by the holder of each of the outstanding Debt Securities affected thereby, as described under "Modification of Indentures" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that except for any consent that must be given by the holder of each outstanding Debt Security affected thereby, as described under "Modification of Indentures" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series.

     The Trustee. Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. The Trustee may also be a trustee under other indentures of the Company under which outstanding senior or subordinated debt securities of the Company have been issued.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other unsubordinated debt of the Company.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     General. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and junior to all Senior Indebtedness (as defined below) of the Company (including any Senior Debt Securities) that may be outstanding from time to time.

     Subordination. The payment of the principal of, and premium, if any, and interest, if any, on, the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

     In the event of any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal of, or premium, if any, or interest, if any, on, the Subordinated Debt Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment of all or any portion of any Senior Indebtedness and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuation of any event of default (other than a default referred to in the immediately preceding sentence) with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof and upon written notice thereof given to the Trustee, with a copy to the Company (the delivery of which shall not affect the validity of the notice to the Trustee), by any holder of Senior Indebtedness or its representative, then, unless and until such Event of Default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company with respect to the principal of, or interest on, the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions for the Subordinated Debt Securities; provided, however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default (or shall have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the Company shall resume making any and all required payments in respect of the Subordinated Debt Securities (including any missed payments). Only one such payment blockage period may be commenced within any consecutive 365-day period with respect to the Subordinated Debt Securities. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a holder or representative of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     The term "Senior Indebtedness" is defined in the Subordinated Indenture as Indebtedness, either outstanding as of the date of the Subordinated Indenture or issued subsequent to the date of the Subordinated Indenture, which is not subordinated by its terms in right of payment to any other Indebtedness of the Company or otherwise is senior in right of payment to the Subordinated Debt Securities, provided that the term "Senior Indebtedness" shall not include (i) Indebtedness of the Company to any Subsidiary for money borrowed or advanced from such Subsidiary or (ii) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business.

     The term "Indebtedness," as applied to any person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should, in accordance with generally accepted accounting principles, be treated as capital leases. All Indebtedness secured by a lien upon property owned by the Company or any Subsidiary and upon which Indebtedness such person customarily pays interest, although such person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such person. All Indebtedness of others guaranteed as to payment of principal by such person or in effect guaranteed by such person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such person. Indebtedness (i) shall not include accounts payable to trade creditors or other indebtedness for goods or services created or assumed in the ordinary course of business and (ii) shall include only the principal component of any obligation described in this definition.

     If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Senior Indebtedness.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), which has been filed with, and is available from the offices of, the Commission as referred to under "Available Information."


     The Restated Certificate authorizes the issuance of 265,000,000 shares of capital stock, of which 35,000,000 shares are designated preferred stock, par value $.01 per share ("Preferred Stock"), 200,000,000 shares are designated Class A Common Stock, par value $.01 per share ("Class A Common Stock") and 30,000,000 shares are designated Class B Common Stock, $.01 par value per share ("Class B Common Stock" and, collectively with Class A Common Stock, "Common Stock"). As of July 25, 1997, 67,490,795 shares of Class A Common Stock and 5,790,576 shares of Class B Common Stock were issued and outstanding. As of July 25, 1997, there were 1,500,000 shares of Series A Junior Participating Preferred Stock authorized, none of which were issued and outstanding, nor were any shares of any other class or series of Preferred Stock issued and outstanding. All outstanding shares of Common Stock are fully paid and nonassessable. Class A Common Stock and Preferred Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable.


PREFERRED STOCK

     Under the Restated Certificate, the Board of Directors of the Company may provide for the issuance of Preferred Stock from time to time in one or more series, and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation, preferences and rights without any further vote or action by the Company's stockholders.

     The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate and the certificate of designation, preferences and rights relating to such series. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

          (i) the maximum number of shares to constitute the series and the distinctive designation thereof;

          (ii) the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

          (iii) whether the shares of the series will be redeemable and, if so, the price at, and the terms and conditions on which, the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (iv) the liquidation preference, if any, applicable to shares of the series;

          (v) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (vii) the voting rights, if any, of the shares of the series; and

          (viii) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS

     In February 1996 the Board of Directors of the Company adopted a stockholder rights plan (the "Rights Plan") by which preferred stock purchase rights (the "Series A Rights") were distributed for each outstanding share of Common Stock. The record date for distribution of such Series A Rights was March 22, 1996 and, for so long as the Series A Rights are associated with the Common Stock, each new share of Common Stock issued by the Company (including any shares of Class A Common Stock which may be offered pursuant to this Registration Statement) will include one Series A Right.

     Each Series A Right entitles holders of the Common Stock to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $90, subject to adjustment. The Series A Rights are not exercisable until the earlier of (i) ten days after the first public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock (an "Acquiring Person") or (ii) ten days (unless extended by the Company's Board of Directors) after the commencement of, or announcement of intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding Common Stock.

     If any person or group becomes an Acquiring Person, each holder of a Series A Right (except the acquiring party) will have the right to receive, upon exercise, (i) shares of Class A Common Stock having a value of two times the exercise price of the Series A Right and (ii) one Series B Right (with the Series A Rights, the "Rights"). The Company's Board of Directors has the option, after a person or group becomes an Acquiring Person but before there has been an acquisition of 50% or more of the outstanding Common Stock, to exchange each Series A Right (other than Series A Rights held by an acquiring party) for both
(i) one share of Class A Common Stock (or of a share of preferred stock having equivalent rights, preferences and privileges) and (ii) one Series B Right. If, after the first date of public announcement that a person or group has become an Acquiring Person (the "Shares Acquisition Date"), the Company is involved in a merger or other business combination, or if the Company sells or transfers more than 50% of its consolidated assets or earning power, each Series A Right and Series B Right then outstanding (other than Rights held by an acquiring party) will be exercisable for common stock of the other party to such transaction having a market value of two times the exercise price of the Right. The Company has the right to redeem the Series A Rights for $.01 per Series A Right (the "Redemption Price") prior to the Shares Acquisition Date. Under certain circumstances, the decision to redeem the Series A Rights will require the concurrence of a majority of the directors (other than an acquiring party) who
(i) were directors prior to the date of the Rights Plan or (ii) are recommended or approved by a majority of such directors. The Series B Rights, once issued, are not redeemable. The Rights expire on March 21, 2006, unless such date is extended or the Rights are redeemed earlier.

     The Rights have certain anti-takeover effects. The Rights should not interfere with any merger or business combination approved by the Board of Directors because the Series A Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person. However, by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, the Rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. The Rights are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders. The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Rights Plan.

COMMON STOCK

     Voting. The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to five votes per share. All actions submitted to a vote of stockholders are voted on by the holders of Class A and Class B Common Stock, voting together as a single class, except as otherwise set forth below or as provided by law. With respect to the election of directors, holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the total number of directors constituting the entire Board of Directors of the Company (the "Class A Directors") and, if not a whole number, then the holders of the Class A Common Stock are entitled to elect the nearest higher whole number of directors that is a least 25% of the total number of directors, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of Common Stock. The holders of the Class A Common Stock and the holders of the Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors. The holders of the Class B Common Stock vote separately as a class on the issuance of additional shares of Class B Common Stock and on any amendment to the Restated Certificate which would adversely affect such holders.

     If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Common Stock, then the holders of the Class A Common Stock would not have the right to elect 25% of the number of the directors, but would have one vote per share for all directors and the holders of the Class B Common Stock would have five votes per share for all directors.

     If, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is equal to or greater than 12.5% of the total number of outstanding shares of both classes of Common Stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the entire Board of Directors of the Company, and the holders of Class B Common Stock, voting as a separate class, would be entitled to elect the remaining directors to be elected at such meeting.

     Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. If at any time any shares of Class B Common Stock are beneficially owned by any person other than William Farley, Chairman of the Board, Chief Executive Officer and a director of the Company, or any entity controlled by Mr. Farley, such shares automatically convert into an equal number of shares of Class A Common Stock.

     Dividends. Holders of Class A Common Stock are entitled to receive, on a cumulative basis, the first dollar per share of cash dividends if and when declared by the Company's Board of Directors from funds legally available therefor. Thereafter, holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends equally on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

     Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Common Stock in the event of liquidation.

     Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, the dividend preference of the Class A Common Stock must be retained and such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

     Anti-Takeover Provisions. In addition to the Rights Plan, the Company's corporate documents include certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. The Company's Restated Certificate and Bylaws contain provisions that include (i) the authority of the Company's Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Company's Board of Directors may determine; and (ii) notice requirements in the Bylaws relating to nominations to the Company's Board of Directors and to the raising of business matters at stockholders meetings.

     Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction that results in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Company's Board of Directors because the stockholder approval requirement would be avoided if directors then in office approve either the business combination or the transaction which results in the person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

     Transfer Agent. The Company's Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services, L.L.C.

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities directly to purchasers, to or through underwriters, through dealers or agents or through a combination of any such methods. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in a Prospectus Supplement. The Prospectus Supplement with respect to such Securities also will set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or markets on which such Securities may be listed.

     If underwriters are used in an offering of Securities, the Company will execute an underwriting agreement with such underwriters, and the name of each underwriter and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Such Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer then may resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein. Underwriters, dealers and agents, under underwriting agreements and other agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities also are being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The anticipated date of delivery of Securities will be set forth in the Prospectus Supplement relating to each applicable offering.

     There can be no assurance that a secondary market will be created for the Debt Securities or Preferred Stock or, if it is created, that it will continue.

     Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business, including refinancing of the Company's indebtedness.

     To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the

Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to an accounting change in 1995 mentioned in the notes to consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses will be paid by the Company:

Securities and Exchange Commission Registration Fee.........    $257,576
Accounting Fees and Expenses................................      50,000
Legal Fees and Expenses.....................................     100,000
Trustees' Fees and Expenses.................................       5,000
Blue Sky Fees and Expenses..................................       5,000
Printing and Engraving Expenses.............................      50,000
Miscellaneous Expenses......................................      32,424
                                                                --------
     Total..................................................    $500,000
                                                                ========

     All expenses other than the Securities and Exchange Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred.

     The Company's Bylaws provide for indemnification of its directors and officers to the extent permitted by Section 145.

     Articles XII and XIII of the Company's Restated Certificate of Incorporation, as amended, provide that the Company shall indemnify certain of its former and present directors and officers against certain liabilities and expenses incurred as a result of their duties as such.

     The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors and those of its subsidiaries and affiliates in connection with the performance of their duties.

ITEM 16. EXHIBITS.


        1.1*        Form of Underwriting Agreement (Debt Securities).
        1.2*        Form of Underwriting Agreement (Preferred Stock).
        1.3*        Form of Underwriting Agreement (Class A Common Stock).
        3.1         Restated Certificate of Incorporation and Certificate of
                    Amendment of the Restated Certificate of Incorporation of
                    the Company (incorporated herein by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the
                    quarter ended June 30, 1993).
        3.2         Bylaws of the Company (incorporated herein by reference to
                    Exhibit 4(b) to the Company's Registration Statement on Form
                    S-2, Reg. No. 33-8303).
        4.1**       Form of Indenture between the Company and the Trustee,
                    governing the Senior Debt Securities.
        4.2**       Form of Indenture between the Company and the Trustee,
                    governing the Subordinated Debt Securities.
        4.3*        Form of Senior Debt Securities.
        4.4*        Form of Subordinated Debt Securities.
        4.5*        Form of Certificate of Designation, Preferences and Rights
                    for Preferred Stock.
        4.6         Rights Agreement, dated as of March 8, 1996 between the
                    Company and Chase Mellon Shareholder Services, L.L.C.,
                    Rights Agent (incorporated herein by reference to Exhibit
                    4(c) to the Company's Annual Report on Form 10-K for the
                    year ended December 31, 1995).
        5**         Opinion of Katten Muchin & Zavis as to the legality of the
                    Securities being registered.
       12           Statement of Computation of Ratio of Earnings to Fixed
                    Charges and Ratio of Earnings to Combined Fixed Charges and
                    Preferred Stock Dividends.
       23.1         Consent of Ernst & Young LLP, independent auditors.
       23.2**       Consent of Katten Muchin & Zavis (contained in their opinion filed as Exhibit 5 hereto).
       24**         Powers of Attorney (previously included on the signature
                    page to this Registration Statement).
       25.1*        Form T-1 Statement of Eligibility under the Trust Indenture
                    Act of 1939 of the Trustee for the Senior Debt Securities.
       25.2*        Form T-1 Statement of Eligibility under the Trust Indenture
                    Act of 1939 of the Trustee for the Subordinated Debt
                    Securities.


-------------------------
 * To be filed as an exhibit to Form 8-K in reference to the specific offering of Securities, if any, to which it relates.


** Previously filed as an exhibit to this Registration Statement.


ITEM 17. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     D. The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 8th day of August, 1997.


                                          FRUIT OF THE LOOM, INC.


                                          By:     /s/ LARRY K. SWITZER
                                            ------------------------------------
                                             Larry K. Switzer, Senior Executive
                                                             Vice
                                               President and Chief Financial
                                                           Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 8, 1997.



                  SIGNATURE                                              TITLE
                  ---------                                              -----

                      *                          Chairman of the Board and Chief Executive Officer
---------------------------------------------    (principal executive officer) and Director
               William Farley

            /s/ LARRY K. SWITZER                 Senior Executive Vice President and Chief Financial
---------------------------------------------    Officer
              Larry K. Switzer                   (principal financial and accounting officer) and
                                                 Director

                      *                          Director
---------------------------------------------
              Omar Z. Al Askari

                      *                          Director
---------------------------------------------
            Dennis S. Bookshester

                      *                          Director
---------------------------------------------
               Lee W. Jennings

                      *                          Director
---------------------------------------------
              Henry A. Johnson

                      *                          Director
---------------------------------------------
              Richard C. Lappin

                      *                          Director
---------------------------------------------
                A. Lorne Weil

                      *                          Director
---------------------------------------------
              Sir Brian Wolfson

          *By: /s/ LARRY K. SWITZER
---------------------------------------------
              Larry K. Switzer
              Attorney-in-fact

                               INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     12        Statement of Computation of Ratio of Earnings to Fixed
               Charges and Ratio of Earnings to Combined Fixed Charges and
               Preferred Stock Dividends.
     23.1      Consent of Ernst & Young LLP, independent auditors.